Exhibit 10.3

SAFECO SUCCESS SHARING PLAN

Effective January 1, 2002

(As last amended May 2, 2007)

TABLE OF CONTENTS

SECTION 1: PURPOSE		3

SECTION 2: DEFINITIONS		4
2.1	Business Unit	4
2.2	Committee	4
2.3	Company	4
2.4	Corporate	4
2.5	Corporation	4
2.6	Disability	4
2.7	Effective Date	4
2.8	Eligible Employee	4
2.9	Employee	4
2.10	Incentive Award	5
2.11	Minimum Financial Requirement	5
2.12	Participant	5
2.13	Performance Period	5
2.14	Plan	5
2.15	Retirement	5
2.16	Salary	5
2.17	Target Award	6

SECTION 3: PARTICIPATION		7
3.1	Eligible Employees	7
3.2	Participation Date	7
3.3	Rehired Eligible Employees	7

SECTION 4: INCENTIVE POOL		8
4.1	Funding Performance Measures	8
4.2	Incentive Pool Calculation	8

SECTION 5: INCENTIVE AWARDS		10
5.1	Calculation of Incentive Award	10
5.2	Condition Precedent to Payment of Incentive Award	11
5.3	Payment of Incentive Award	11
5.4	Termination of Employment	11
5.5	Partial Year Participation	12

SECTION 6: ADMINISTRATION		13
6.1	Activities, Duties and Responsibilities of the Committee	13
6.2	Notices	13

SECTION 7: AMENDMENT AND TERMINATION		14
7.1	Amendment and Termination of the Plan	14

SECTION 8: MISCELLANEOUS		15
8.1	Tax Withholding	15
8.2	Continuation of Employment	15
8.3	Products and Underwriting	15
8.4	No Trust or Fund	15
8.5	Governing Law; Severability	15
8.6	Spendthrift Clause	16
8.7	Entire Plan	16
8.8	Effective Date and Term	16

SECTION 1: PURPOSE

The purpose of the Safeco Success Sharing Plan (the “Plan”) is to provide certain salaried employees of the Company with the opportunity to earn an incentive bonus based on achievement of specified performance measures during a Performance Period, thereby motivating participating employees to achieve company financial and operational objectives.

SECTION 2: DEFINITIONS

2.1	Business Unit

“Business Unit” means the following operating organizations of Safeco Corporation’s subsidiaries: Property & Casualty, Safeco Business Insurance, Safeco Personal Insurance, and Surety.

2.2	Committee

“Committee” means the Compensation Committee of the Safeco Corporation Board of Directors.

2.3	Company

“Company” means collectively Safeco Corporation and its subsidiaries.

2.4	Corporate

“Corporate” means the overall administrative organization for the Corporation, which organization supports and is distinct from the Business Units.

2.5	Corporation

“Corporation” means the Safeco Corporation.

2.6	Disability

“Disability” has the meaning set forth in the Safeco 401(k)/Profit Sharing Retirement Plan or any successor plan thereto.

2.7	Effective Date

“Effective Date” has the meaning set forth in Section 8.8.

2.8	Eligible Employee

“Eligible Employee” means an Employee who has satisfied the eligibility criteria of Section 3.1.

2.9	Employee

“Employee” means any person who is employed on a salaried basis other than someone who is (a) a non-union hourly Employee, (b) included in a unit of persons covered by a collective bargaining agreement, or (c) is a leased employee within the meaning of Internal Revenue Code section 414(n)(2).

2.10	Incentive Award

“Incentive Award” means the annual amount awarded to an Eligible Employee under the Plan pursuant to Section 5.1.

2.11	Minimum Financial Requirement

“Minimum Financial Requirement” means an overall financial result established for the Company by the Committee below which no Incentive Awards are made under the Plan, unless at the discretion of the Committee.

2.12	Participant

“Participant” means an Eligible Employee who qualifies for participation as provided in Section 3.2 and 3.3.

2.13	Performance Period

“Performance Period” means the calendar year period during which performance goals are established and an Eligible Employee’s performance is measured in order to determine whether the Eligible Employee is eligible for an Incentive Award.

2.14	Plan

“Plan” means this Safeco Success Sharing Plan.

2.15	Retirement

“Retirement” has the meaning set forth in the Safeco 401(k)/Profit Sharing Retirement Plan or any successor plan thereto.

2.16	Salary

“Salary” means for each Performance Period the total of all amounts the Employer paid to an Employee for personal services, including:

(a)	Base salary;

(b)	Amounts paid to an Employee while on an Authorized Leave of Absence or short term disability; and

(c)	Any pre-tax Employee contributions made by the Employer on behalf of the Employee for the Plan Year to the Safeco Flexible Benefits Program or the Safeco 401(k)/Profit Sharing Retirement Plan;

but excluding:

(d)	Amounts paid for overtime;

(e)	All Employer contributions to deferred compensation or other fringe benefit plans;

(f)	Cash incentives and bonuses paid, accrued or earned under any incentive compensation plan;

(g)	Long-term disability benefits;

(h)	Severance pay; and

(i)	Any other payments or benefits.

2.17	Target Award

“Target Award” means the value, stated as a percentage of Salary or as a dollar amount, which represents the expected payment for a position when Company, Business Unit and personal measures are achieved.

The Target Award for this Plan, when expressed as a percentage of Salary, shall equal 5%. Beginning January 1, 2004, the Target Award when expressed as a percentage of Salary shall be within a range that is no less than 5% and no greater than 7%, as established for the Participant’s position.

In the event of an Employee’s position change during a Performance Period (e.g. promotion, reclassification, or transfer), the Target Award for that Performance Period may be adjusted. If the Employee’s position change results in a move from one Target Award to another, or from another company-sponsored incentive plan to the Plan, the Employee’s Target Award will be blended (“Blended Target Award”). The Blended Target Award is based on the number of calendar days spent at each Target Award level. The Blended Target Award is applied to the Employee’s total Salary for the Performance Period. Where an incentive plan does not have a defined target award, the target award will be 0% for the purpose of the Blended Target Award calculation.

SECTION 3: PARTICIPATION

3.1	Eligible Employees

An Employee of the Company shall be eligible to participate in the Plan if he or she is not eligible to participate concurrently in the Safeco Leadership Performance Plan or any other Company-sponsored variable pay or incentive plan. Provided however, that the Committee may extend participation in the Plan to any Employee in its sole discretion.

3.2	Participation Date

An Eligible Employee shall commence participation on the later of:

(a)	the Effective Date;

(b)	the date when transferred or promoted from an ineligible position into a Plan-eligible position;

(c)	if hired by the Company after September 30 in a Performance Period, January 1 of the next following Performance Period.

3.3	Rehired Eligible Employees

An individual who terminates employment and is rehired during the same Performance Period and who satisfies the eligibility criteria of Section 3.1 shall be eligible to participate in the Plan for such Performance Period only if he or she has been employed for at least 90 consecutive days during such Performance Period.

SECTION 4: INCENTIVE POOL

4.1	Funding Performance Measures

(a)	The Committee shall establish Corporate and Business Unit funding performance measures (“Funding Performance Measures”) and a Corporation Minimum Financial Requirement for each Performance Period on the basis of such criteria and to accomplish such objectives as the Committee may from time to time select. Funding Performance Measures may include performance criteria for the Corporation, a subsidiary, a Business Unit, an operating group, or a division of the Company or a subsidiary.

(b)	During any Performance Period, the Committee may adjust the Funding Performance Measures for such Performance Period as it deems equitable in recognition of unusual or nonrecurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine.

(c)	The Funding Performance Measures shall be any one or a combination of net income, earnings per share, return on equity, return on assets, stock price appreciation, total shareholder return, cash flow, revenues, item count, market share, assets, assets under management, any profit-related ratio or calculation, or any growth, concentration-of-business or market-share ratio or calculation. Such Funding Performance Measures may be measured on an absolute basis or relative to a group of peer companies selected by the Committee, relative to internal goals, or relative to levels attained in prior years.

(d)	The Committee will establish Funding Performance Measures and the Minimum Financial Requirement not later than 90 days after the beginning of the Performance Period.

4.2	Incentive Pool Calculation

For each Performance Period, the Committee shall establish a target incentive pool based on the sum of Target Awards and Blended Target Awards for all Corporate Participants. The Committee shall further establish Business Unit target incentive pools based on the sum of Target Awards and Blended Target Awards for all Business Unit Participants. The target incentive pools, Target Awards and Blended Target Awards shall then be adjusted as follows:

(a)	for Corporate, the target incentive pool, Target Awards and Blended Target Awards shall be adjusted based on Corporate performance results relative to Corporate Funding Performance Measures established under Section 4.1; and

(b)	for Business Units, the target incentive pool, Target Awards and Blended Target Awards shall be adjusted based on a combination of Corporate and relevant Business Unit results relative to Funding Performance Measures established under Section 4.1.

(c)	Target Awards and Blended Target Awards adjusted pursuant to Section 4.2 (a) and (b) shall be defined as “Modified Target Awards.”

(d)	in no event may any incentive pool be adjusted in excess of 200% of the target incentive pool.After such adjustments, the incentive pools shall be allocated among Corporate and the Business Units in order to calculate Incentive Awards to Participants.

SECTION 5: INCENTIVE AWARDS

5.1	Calculation of Incentive Award

(a)	The Participant’s Incentive Award for a Performance Period shall be based on (1) the amount of the incentive pool (if any) for the relevant Corporate or Business Unit assignment, (2) the Participant’s paid Salary during the Performance Period, (3) the Participant’s Target Award, and (4) for Performance Periods commencing January 1, 2003 and later, individual performance measures.

In the event that a Participant moves from one target award to another or from another company-sponsored incentive plan to the Plan, providing that the Employee meets the definition of Participant in the Plan, the Employee’s Target Award will be blended as indicated in Section 2.17. The Participant’s Incentive Award for the Performance Period shall be based on (1) the amount of the incentive pool (if any) for the relevant Corporate or Business Unit assignment as of the last day as a Participant, or the last day of employment for eligible terminated employees, (2) the Participant’s total paid Salary during the Performance Period, (3) the Participant’s Blended Target Award, and (4) individual performance.

For Performance Periods commencing January 1, 2003 and later, as soon as practical after the end of a Performance Period, the Participant’s management shall assess individual performance by measuring results attributable to performance goals established for the Performance Period. Such performance goals may represent any combination and weighting of Business Unit, operating group, division, unit or individual objectives. Assessment of results shall occur through application of Company-approved performance evaluation tools.

(b)	In the event that the performance of Corporate or a Business Unit does not meet the threshold level of performance to result in the funding of an incentive pool under Section 4.2, an Incentive Award may nonetheless be paid to a Participant in the discretion of the Committee or the Corporation’s Chief Executive Officer; provided, however, that the total discretionary Incentive Awards paid shall not exceed 25% of the sum of Target Awards and Blended Target Awards for all Participants within the Business Units. No Incentive Awards may be granted under the Plan unless the Corporation’s Minimum Financial Requirement has been satisfied.

(c)	In no event may the Participant’s Incentive Award exceed 300% of his or her Target Award, as indicated in Section 4.2, without the approval of Chief Executive Officer, or the Committee when permitted by its charter or if required under applicable law.

5.2	Condition Precedent to Payment of Incentive Award

To receive an Incentive Award under Section 5.1, a written performance evaluation must have first been completed for the Participant and, except as stated in Sections 5.4 and 5.5, the Employee must have been a Participant as of the last day of the Performance Period and remain continuously employed with the Company through the date of the payment of the Incentive Award.

5.3	Payment of Incentive Award

Incentive Awards shall be paid to Participants in a lump sum as soon as administratively feasible after the close of the Performance Period. Such payment shall be made in cash.

5.4	Termination of Employment

If an employee’s employment with the Company terminates prior to the date of the payment of the Incentive Award, he or she shall not be entitled to an Incentive Award; provided, however:

(a)	in the event the Participant’s employment with the Company terminates during the Performance Period, or following the end of the Performance Period but before the payment of the Incentive Award is made, on account of Retirement, death or Disability, the Participant (or his or her estate) will be entitled to receive an Incentive Award based on (1) the Modified Target Award, and (2) his/her Salary for the portion of the Performance Period(s) ending on the Participant’s employment termination date. Individual performance measures are not a factor.

(b)	in the event the Participant’s employment with the Company is involuntarily terminated by the Company due to a reduction in force, office closure or other organizational change, and the Participant is entitled to severance under the Safeco Employees’ Severance Plan and meets the criteria for participation under that plan, the Participant will be entitled to receive an Incentive Award based on (1) the Modified Target Award, and (2) his/her Salary for the portion of the Performance Period(s) in which the Participant was actively employed with the Company. Individual performance measures are not a factor.

5.5	Partial Year Participation

If an Employee who has been a Participant in the Plan for any portion of the Performance Period terminates from the Plan and remains continuously employed with the Company through the date of the payment of the Incentive Award, such Employee shall be entitled to a pro-rated Incentive Award for such Performance Period, calculated pursuant to Sections 2.17 and 5.1, with the exception of Employees who move from the Plan to the Leadership Performance Plan (“LPP”). These employees’ incentive awards, if any, will be calculated pursuant to Safeco’s Leadership Performance Plan.

SECTION 6: ADMINISTRATION

6.1	Activities, Duties and Responsibilities of the Committee

This Plan shall be administered by the Committee. The Committee shall have exclusive authority, in its discretion, to determine all matters relating to Incentive Awards under the Plan. The Committee shall also have exclusive authority to interpret the Plan and may from time to time adopt and change rules and regulations of general application for the Plan’s administration. The Committee’s interpretation of the Plan and its rules and regulations, and all actions taken and determinations made by the Committee pursuant to the Plan, shall be conclusive and binding on all parties involved or affected. The Committee may delegate administrative duties to the Company’s officers or managers.

6.2	Notices

All notices and communications to the Committee in connection with this Plan shall be in writing, shall be delivered by first class mail, by courier or by hand, shall be addressed to the Committee at the following address: Safeco Success Sharing Plan, Attn: Corporate Compensation and Benefits, Safeco Corporation, Safeco Plaza, 4333 Brooklyn N.E., Seattle, WA 98185, and shall be deemed to have been given and delivered only upon actual receipt by the Committee. All notices and communications to an Eligible Employee shall be in writing and shall be delivered via paper or electronic media as determined by the Company.

SECTION 7: AMENDMENT AND TERMINATION

7.1	Amendment and Termination of the Plan

The Committee shall each have the right to amend or terminate the Plan at any time and to discontinue (either temporarily or permanently) the distribution of Incentive Awards; provided, however, that no amendment or termination of the Plan shall adversely affect an Eligible Employee’s right to payment of an Incentive Award that was earned and awarded prior to the date of the amendment or termination.

SECTION 8: MISCELLANEOUS

8.1	Tax Withholding

The Company shall withhold from Incentive Awards all amounts necessary to satisfy applicable federal, state and local withholding tax requirements.

8.2	Continuation of Employment

The existence of the Plan does not create any employment contract, any guarantee of continued employment, or any right or assurance as to any minimum length of employment. An Eligible Employee’s employment may be terminated at any time, with or without reason and with or without prior notice, at the option of the Company or the Eligible Employee.

8.3	Products and Underwriting

The Company reserves the right to withdraw existing products from distribution, reassign distribution of specific products, make new products available, adjust production credit, revise its business plans and strategies and modify its underwriting, reserves, claims, employment and other practices and policies without the Eligible Employee’s consent and without adjusting the performance measures.

8.4	No Trust or Fund

The Plan is intended to constitute an “unfunded” plan. Nothing contained herein shall require the Company to segregate any monies or other property, or to create any trusts, and no Eligible Employee shall have any rights that are greater than those of a general unsecured creditor of the Company.

8.5	Governing Law; Severability

The Plan shall be governed by the laws of the State of Washington, without regard to its choice of law or conflict of law provisions. The federal and state courts in King County, Washington, shall have exclusive jurisdiction and venue to resolve issues that may arise out of or relate to the Plan. If any provision of the Plan is held to be invalid or unenforceable, such invalidity or unenforceability shall in no way affect the validity or enforceability of any other Plan provision.

8.6	Spendthrift Clause

Except as may be otherwise provided by law, no benefit, payment or distribution under the Plan, or right to receive such a benefit, payment or distribution, shall be subject either to the claim of any creditor of an Eligible Employee or to attachment, garnishment, levy, execution or other legal or equitable process by any creditor of such person. No Eligible Employee shall have any right to alienate, commute, anticipate or assign (either in law or equity) all or any portion of any benefit, payment or distribution under the Plan.

8.7	Entire Plan

The Plan contains the entire understanding and undertaking of the Company with respect to the provision of an incentive plan for Eligible Employees and, as to that subject, supersedes any and all prior and contemporaneous undertakings, agreements, understandings, practices, policies, inducements or conditions, whether express or implied, oral or written, except as herein contained.

8.8	Effective Date and Term

The effective date of the Plan is January 1, 2002. The Plan shall continue from year to year until terminated in accordance with Section 7.